Exhibit 23P(2)

BLUE INVESTMENT MANAGEMENT, LLC
CODE OF ETHICS
AUGUST 2006

I.	INTRODUCTION

This Code of Ethics (the “Code”) sets forth the basic policies of ethical conduct for all Covered Persons, as hereinafter defined, as required under Rule 204A-1 of the Investment Advisers Act of 1940 (the “Advisers Act”) and Rule 17j-1 under the Investment Company Act of 1940, as amended, (the “1940 Act”).

Rule 17j-1(b) under 1940 Act makes it unlawful for an affiliated person of Blue Investment Management, LLC, in connection with the purchase or sale by such person of a security held or to be acquired (as hereinafter defined) by The Blue Fund Group, a registered investment company which is advised by Blue Investment Management, LLC, including any series thereof (the “Fund”), to:

(1)	employ any device, scheme or artifice to defraud the Fund;

(2)
make to the Fund any untrue statement of a material fact or omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(3)	engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Fund; or

(4)	engage in any manipulative practice with respect to the Fund.

II.	DEFINITIONS

The following definitions are used for purposes of the Code.

“Access Person” is defined for purposes of this Code as all Covered Persons.

“Automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

“Beneficial ownership” of a security is defined under Rule 16a-l(a)(2) of the Securities Exchange Act of 1934, which provides that a Covered Person should consider himself/herself the beneficial owner of securities held by his/her spouse, his/her minor children, a relative who shares his/her home, or other persons, directly or indirectly, if by reason of any contract, understanding, relationship, agreement or other arrangement, he/she obtains from such securities benefits substantially equivalent to those of ownership. He/she should also consider himself/herself the beneficial owner of securities if he/she can vest or revest title in himself/herself now or in the future.

“Code Compliance Officer” is the person designated by Blue Investment Management, LLC, to oversee enforcement and ensure compliance with this Code pursuant to procedures established for such purpose. The Code Compliance Officer will have the responsibility of training all Covered Persons and Access Persons during the calendar year that the Code of Ethics became effective. The Code Compliance Officer is initially Daniel de Faro Adamson.

“Covered Persons” are all managers, officers and associates of Blue Investment Management, LLC.

“Covered Securities” include all securities subject to transaction reporting under this Code. Covered Securities do not include: (i) securities issued by the United States Government; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (iii) shares of open-end investment companies other than shares of the Fund and Exchange Traded Funds (“ETFs”); (iv) transactions which you had no direct or indirect influence or control; (v) transactions that are not initiated, or directed, by you; and (vi) securities acquired upon the exercise of rights issued by the issuer to all shareholders pro rata.

“Federal securities laws” has the meaning ascribed to such term in Rule 204A-1(e)(4) of the Advisers Act.

A security “held or to be acquired” is defined under Rule 17j-1 (a)(10) as any Covered Security which, within the most recent fifteen (15) days: (A) is or has been held by a Fund, or (B) is being or has been considered by a Fund for purchase by the Fund. A purchase or sale includes the writing of an option to purchase or sell and any security that is convertible into or exchangeable for, any security that is held or to be acquired by a Fund.

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to rule 504, rule 505, or rule 506 under the Securities Act of 1933.

“Material inside information” is defined as any information about a company which has not been disclosed to the general public and which either a reasonable person would deem to be important in making an investment decision or the dissemination of which is likely to impact the market price of the company’s securities.

A “personal securities transaction” is considered to be a transaction in a Covered Security of which the Covered Person is deemed to have beneficial ownership. This includes, but is not limited to, transactions in accounts of the

Covered Person’s spouse, minor children, or other relations residing in the Covered Person’s household, or accounts in which the Covered Person has discretionary investment control. Covered Persons engaged in personal securities transactions should not take inappropriate advantage of their position or of information obtained during the course of their association with Blue Investment Management, LLC. Additionally, Covered Persons should avoid situations that might compromise their judgment (e.g. the receipt of perquisites, gifts of more than de minimis value or unusual investment opportunities from persons doing or seeking to do business with Blue Investment Management, LLC or the Fund).

III.	RISKS OF NON-COMPLIANCE

This Code extends the provisions of Rule 17j-1(b) to all Covered Persons. Any violation of this Code may result in the imposition by Blue Investment Management, LLC of sanctions against the Covered Person, or may be grounds for the immediate termination of the Covered Person’s position with Blue Investment Management, LLC. In addition, in some cases (e.g. the misuse of inside information), a violation of federal and state civil and criminal statutes may subject the Covered Person to fines, imprisonment and/or monetary damages.

IV	ETHICAL STANDARDS

The foundation of this Code consists of basic standards of conduct including, but not limited to, the avoidance of conflicts between personal interests and interests of Blue Investment Management, LLC or the Fund. To this end, Covered Persons should understand and adhere to the following ethical standards:

(a)	The duty at all times to place the interests of the Fund’s shareholders first;

(b)
The duty to ensure that all personal securities transactions be conducted in a manner that is consistent with this Code to avoid any actual or potential conflict of interest or any abuse of such Covered Person’s position of trust and responsibility;

(c)	The duty to ensure that Covered Persons do not take inappropriate advantage of their position with Blue Investment Management, LLC; and

(d)	The duty to comply with all applicable federal securities laws.

V.	RESTRICTIONS AND PROCEDURES

A.	Restrictions and Procedures for all Covered Persons.

1.	Prohibition Against Use of Material Inside Information

Covered Persons may have access to information including, but not limited to, material inside information about the Fund that is confidential and not available to the general public, such as (but not limited to) information concerning securities held in, or traded by, investment company portfolios, information concerning certain underwritings of broker/dealers affiliated with an investment company that may be deemed to be material inside information, and information which involves a merger, liquidation or acquisition that has not been disclosed to the public.

Covered Persons in possession of material inside information must not trade in or recommend the purchase or sale of the securities concerned until the information has been properly disclosed and disseminated to the public.

2.	Prohibition Against Abusive Trading Practices in Shares of the Fund

Engaging in short-term trading practices or other potentially abusive trading in shares of the Fund may constitute violations of Rule 17j-1(b) and/or the stated policies of the Fund. Accordingly, unless sanctioned by the Fund, Covered Persons are prohibited from engaging or attempting to engage in excessive trading and exchange activity or other potentially abusive trading in contravention of any stated policy of the Fund.

3.	Initial and Annual Certifications

Within ten (10) days following the commencement of their employment or otherwise becoming subject to this Code and at least annually within forty-five (45) days following the end of each calendar year, all Covered Persons shall be required to sign and submit to the Code Compliance Officer a written certification affirming that he/she has read and understands this Code to which he/she is subject. In addition, the Covered Person must certify annually that he/she has complied with the requirements of this Code and has disclosed and reported all personal securities transactions that are required to be disclosed and reported by this Code. The Code Compliance Officer will distribute to all Covered Persons the Annual Certification and Holdings Report for completion following the end of each calendar year.

4.	Prohibition on Personal Security Transactions

Each Access Person must refrain from engaging in a personal securities transaction when the Access Person knows, or in the ordinary course of fulfilling his/her duties would have reason to know, that at the time of the personal securities transaction the Fund has a pending buy or sell order in the same Covered Security.

5.	Duplicate Brokerage confirmations and statements

All Access Persons are required to instruct their broker/dealer to file duplicate trade confirmations and account statements with the Code Compliance Officer at Blue Investment Management, LLC. Statements must be filed for all accounts containing Covered Securities (including accounts of other persons holding Covered Securities in which the Access Person has a Beneficial ownership interest). Failure of a broker/dealer to send duplicate trade confirmations or account statements will not excuse a violation of this Section by an Access Person.

A sample letter instructing a broker/dealer firm to send duplicate trade confirmations and account statements to Blue Investment Management, LLC is attached as Exhibit A of this Code. A copy of the letter instructing the broker/dealer to provide duplicate trade confirmations and account statements to Blue Investment Management, LLC must be sent to the Code Compliance Officer at the time of mailing. If a broker/dealer is unable or refuses to provide duplicate statements, the Access Person should contact the Code Compliance Officer for further assistance.

If the broker/dealer requires a letter authorizing a Blue Investment Management, LLC associate to open an account, a sample permission letter is attached as Exhibit B. Please complete the necessary brokerage information and forward a signature ready copy to the Code Compliance Officer for signature and submission to the requesting broker/dealer.

6.	Initial and Annual Holdings Reports

All Access Persons must file a completed Initial and Annual Holdings Report, in the form of Exhibit C attached hereto, with the Code Compliance Officer within ten (10) days of commencement of their employment or otherwise becoming subject to this Code and thereafter on an annual basis within forty-five (45) days after the end of each calendar year in accordance with Procedures established by the Code Compliance Officer. Such report must be current as of a date not more than 45 days before the report is submitted. This requirement includes any retirement plan accounts that contain shares of the Fund.

7.	Transaction/New Account Reports

All Access Persons must file a completed Transaction/New Account Report, in the form of Exhibit D hereto, with the Code Compliance Officer within thirty (30) days after (i) opening an account with a broker, dealer, bank or transfer agent in which Covered Securities are recorded; or (ii) entering into any personal securities transaction. This requirement includes any retirement plan accounts that contain shares of the Fund. A transaction report need not be submitted for transactions effected pursuant to an Automatic Investment Plan or where such information would duplicate information contained in broker trade confirmations or account statements received by Blue Investment Management, LLC with respect to the Access Person within 30 days of the transaction if all of the information required by rule 17j-I(d)(1)(ii) is contained in the confirmation or account statement.

8.	Pre-Approval for Certain Transactions

All Access Persons must notify the Code Compliance Officer at least fifteen (15) days prior to acquiring any direct or indirect beneficial ownership in any securities issued in an Initial Public Offering or a Limited Offering. Such notification should include all relevant details of the proposed acquisition. No Access Person may acquire any securities, either directly or indirectly, through an Initial Public Offering or Limited Offering without the approval of Blue Investment Management, LLC.

9.	Violation Report

All Access Persons must file promptly report any suspected violation of this Code to the Code Compliance Officer. Such report should contain all relevant detail regarding the circumstances surrounding the suspected violation.

B.	Review of Reports and Assessment of Code Adequacy:

The Code Compliance Officer shall review and maintain the Initial and Annual Certifications, Initial and Annual Holdings Reports, Transaction/New Account Reports and any reports of potential violations (the “Reports”) with the records of Blue Investment Management, LLC. Following receipt of the Reports, the Code Compliance Officer shall consider in accordance with Procedures designed to prevent Access Persons from violating this Code:

(a) whether any personal securities transaction evidences an apparent violation of this Code;

(b) whether any apparent violation of the reporting requirements set forth in Section A above has occurred; or

(c) whether a violation of the standards set forth in Section IV has occurred.

Upon making a determination that a violation of this Code, including its reporting requirements, has occurred, the Code Compliance Officer shall report such violations to the President of Blue Investment Management, LLC who shall determine what sanctions, if any, should be recommended to be taken by Blue Investment Management, LLC. The Code Compliance Officer shall prepare quarterly reports to be presented to the Fund’s Board of Trustees with respect to any material trading violations under this Code.

This Code, a copy of all Reports referenced herein, lists of all Covered and Access Persons required to make Reports, and a record of all decisions (and supporting documentation) of Blue Investment Management, LLC in regard to the matters described in Section V(A)(8) above, shall be preserved for the period(s) required by Rule 17j-1. Blue Investment Management, LLC shall review the adequacy of the Code and the operation of its related Procedures at least once a year.

VI.	REPORTS TO FUND BOARDS OF DIRECTORS/TRUSTEES

Blue Investment Management, LLC shall submit the following reports to the Board of Trustees for the Fund:

A.	Blue Investment Management, LLC Code of Ethics

A copy of this Code shall be submitted to the Board of the Fund prior to Blue Investment Management, LLC commencing operations as investment adviser, for review and approval. All material changes to this Code shall be submitted to the Board of the Fund for review and approval not later than six (6) months following the date of implementation of such material changes.

B.	Annual Certification of Adequacy

The Code Compliance Officer shall annually prepare a written report to be presented to the Board of the Fund detailing the following:

1.
Any issues arising under this Code or its related Procedures since the preceding report, including information about material violations of this Code or its related Procedures and sanctions imposed in response to such material violations; and

2.	A Certification in the form of Exhibit E hereto, that Blue Investment Management, LLC has adopted Procedures designed to be reasonably necessary to prevent Access Persons from violating this Code.

Dated August 15, 2006

Exhibit A

Letter to Broker/Dealer

[Individual Letterhead]

[Name of Broker/Dealer]
[Address]

Re: Duplicate Trade Confirmations and Account Statements

Dear _______:

Please be advised that, in connection with my employment with Blue Investment Management, LLC (the “Company), and pursuant to the Company’s Code of Ethics, I am required to have duplicate trade confirmation and account statements delivered to the Company’s Code Compliance Officer.

Per this letter, please simultaneously deliver duplicate copies of all trade confirmation and account statements, provided to me in connection with my account, to Blue Investment Management, LLC, 590 Madison Avenue, 21st Floor, New York, NY 10022, Attention: Code Compliance Officer.

Sincerely,

____________________

cc:	Daniel de Faro Adamson,
Code Compliance Officer

Exhibit B

Broker/Dealer Authorization Letter

[Name of Broker/Dealer]
[Address]

Re: Permission to Open Account

Dear _______:

Please be advised that [Insert Name], an associate of Blue Investment Management, LLC (the “Company), is hereby authorized by the Company to open an account with your firm.

Please feel free to contact the Company at 590 Madison Avenue, 21st Floor, New York, NY 10022, Attention: Code Compliance Officer, should you require anything further.

Sincerely,
Blue Investment Management, LLC

By:____________________
Name:
Title: Code Compliance Officer

Exhibit C

Initial and Annual Holdings Report

1.	I hereby acknowledge receipt of a copy of the Blue Investment Management, LLC Code of Ethics (the “Code”).

2.	I have read and understand the Code, recognize that I am subject thereto in the capacity of an “Access Person” and have complied with the provisions of the Code.

3.	As of the date below, I had a direct or indirect beneficial ownership in the following Securities:

Name of Security	Number of Shares	Principal Amount	Type of Interest (Direct or Indirect)	Exchange Ticker or CUSIP Number (if applicable)

4.	I hereby represent that I maintain account(s), as of the date this report is submitted, in which Securities are held for my direct or indirect benefit, with the brokers, dealers or banks listed below.

Name of Broker, Bank or Dealer with Whom Account Maintained	Date Established

This report is not an admission that I have or had any direct or indirect beneficial ownership in the Securities listed.

Date:______________	Signature:_________________________________
Print Name:________________________________

Exhibit D

Transaction/New Account Report

During the calendar quarter ended ___/____/____, the following transactions were effected in securities of which I had, or by reason of such transaction acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to the Code.

Name of Security	Date of Transaction	Number of Shares of Security	Interest Rate and Maturity Date (if applicable)	Principal Amount	Nature of Transaction (purchase, sale, other)	Price	Broker/Dealer or Bank Through Whom Effected	Exchange Ticker or CUSIP Number (if applicable)

This report excludes (i) transactions with respect to which I had no direct or indirect influence or control and (ii), other transactions not required to be reported, and is not an admission that I have or had any direct or indirect beneficial ownership in the Securities listed.

I hereby represent that I established the brokerage accounts listed below, in which Securities were held during the quarter referenced above for my indirect or direct benefit.

Name of Broker, Bank or Dealer with Whom Account Maintained	Date Established

Date:_____________	Signature:___________________________________________
Print Name:_________________________________________

Exhibit E

Code Compliance Officer Annual Certificate

The undersigned, [__________], hereby certifies that he is the duly designated Code Compliance Officer of Blue Investment Management, LLC (the “Company”), and hereby further certifies that the Company has adopted procedures reasonably designed to prevent the Company’s Access Persons (as defined in the Company’s Code of Ethics) from violating the Code of Ethics of the Company.

Dated __________	BLUE INVESTMENT MANAGEMENT, LLC

	By:	___________________________
[___________]
Code Compliance Officer